UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GOGO INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GOGO INC.

105 Edgeview Dr., Suite 300

Broomfield, Colorado 80021

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2023

May 2, 2023

This supplement (the “Supplement”) relates to the Definitive Proxy Statement on Schedule 14A filed by Gogo Inc. (the “Company”) with the Securities and Exchange Commission on April 27, 2023 (the “Proxy Statement”). Except as set forth below, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This Supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

The board of directors (the “Board”) of the Company has appointed Michael Abad-Santos as a Class III Director (effective as of his appointment date on April 26, 2023), with a term expiring at the annual meeting of stockholders in 2025. Accordingly, the Board now has ten members. The Board has affirmatively determined that Mr. Abad-Santos is independent under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Mr. Abad-Santos has not been appointed to serve on any Board committee at this time.

Mr. Abad-Santos, age 50, serves as the Chief Executive Officer of BridgeComm, Inc. (“BridgeComm”). He joined BridgeComm in 2019 and served as the Senior Vice President of Strategy & Business Development until his appointment to Chief Executive Officer in 2021. Prior to joining BridgeComm, Mr. Abad-Santos held a range of executive roles, including Senior Vice President, Americas, at LeoSat Enterprises from 2016 to 2019, where he led commercial activities, strategy development and execution in the Americas region, as well as government activities worldwide, and Chief Commercial Officer at TrustComm Inc. from 2014 to 2016. Mr. Abad-Santos also served as Senior Vice President, Global Government at Inmarsat from 2011 to 2014.

Mr. Abad-Santos’s specific qualifications, experience, skills and expertise, which we believe qualify him to serve on the Board, include:

• A deep understanding of the technology and communications industries;

• Operating and management experience; and

• Core business skills, including financial and strategic planning.

Pursuant to the rules of Nasdaq, the following is a revised “Board Diversity Matrix as of April 27, 2023” table in the Proxy Statement, reflecting the appointment of Mr. Abad-Santos:

Board Diversity Matrix as of April 27, 2023
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	1	9	—	—
Demographic Background
African American or Black	1	—	—	—
Asian	—	1	—	—
White	—	8	—	—

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